                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement                        [ ] Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   Children's Comprehensive Services, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [Logo]

                    CHILDREN'S COMPREHENSIVE SERVICES, INC.
                            805 South Church Street
                         Murfreesboro, Tennessee 37130

                               ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, AUGUST 14, 1996

                               ---------------


         Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Children's Comprehensive Services, Inc. (the "Company"), will be held at the offices of the Company located at 805 South Church Street, Murfreesboro, Tennessee, on Wednesday, August 14, 1996 at 10:00 a.m., local time, for the following purposes:

         (1) To elect six directors to serve until the next Annual Meeting and until their successors are duly elected and qualified;

         (2) To consider and act upon a proposal to amend the Company's Restated Charter to increase the number of authorized shares of the Company's Common Stock, par value $.01 per share, from 10,000,000 to 50,000,000 shares;

         (3) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year; and

         (4) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on July 15, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the meeting.

                                    By Order of the Board of Directors


                                    /s/ Donald B. Whitfield
                                    -----------------------
                                        Donald B. Whitfield
                                        Secretary

Murfreesboro, Tennessee
July 22, 1996

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT, AT ANY TIME BEFORE IT IS VOTED.

                    CHILDREN'S COMPREHENSIVE SERVICES, INC.

                            805 South Church Street
                         Murfreesboro, Tennessee 37130

                             -------------------

                                PROXY STATEMENT

                             -------------------


         The accompanying proxy is solicited by the Board of Directors of Children's Comprehensive Services, Inc. (the "Company ") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on August 14, 1996, at 10:00 a.m., local time, at the offices of the Company, and any adjournments thereof, notice of which is attached hereto.


         This Proxy Statement and the Company's Annual Report to shareholders for the fiscal year ended March 31, 1996 (the "Annual Report") have been mailed on or about July 22, 1996, to all shareholders of record on July 15, 1996.

         The purposes of the Annual Meeting are: to elect six directors; to consider and act upon a proposal to amend the Company's Restated Charter to increase the number of authorized shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), from 10,000,000 to 50,000,000 shares (the "Charter Amendment"); to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the next fiscal year; and to transact such other business as may properly be brought before the meeting.

         A shareholder who signs and returns a proxy in the accompanying form may revoke it at any time before the shares subject to it are voted by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted for the election of all director nominees, for the Charter Amendment and for the approval of Ernst & Young LLP.

         The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter does come before the meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

         The Board of Directors has fixed the close of business on July 15, 1996 as the record date for the Annual Meeting (the "Record Date"). The Company's only outstanding class of securities is its Common Stock. On the Record Date, the Company had outstanding 5,499,160 shares of Common Stock. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Shareholders will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy authorized in writing.

         The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's regular officers or employees personally or by telephone or telegram. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

         Directors are elected each year to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Company's By-laws provide for a minimum of three (3) and a maximum of fifteen (15) directors, the exact number to be set by the Board of Directors. The current Board of Directors consists of six (6) members, all of whom are nominees to be elected as directors at the Annual Meeting. Unless contrary instructions are received, shares represented by proxies will be voted in favor of the election as directors of all the nominees named below. If for any reason any of such nominees is unable to serve, the persons voting the proxy have advised the Company that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will be unable to be candidates at the Annual Meeting, and therefore, does not at this time have any substitute nominees under consideration. The information relating to the six nominees set forth below has been furnished to the Company by the individuals named.

         The directors shall be elected by a plurality of the votes cast in the election by holders of the Common Stock represented and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

                                   DIRECTORS

             NAME                    AGE             POSITION(S) WITH COMPANY              DIRECTOR SINCE
- ------------------------------      -----        ---------------------------------      --------------------
William J Ballard                    54          Chairman, Chief Executive Officer        May 1993
                                                 and Director

Amy S. Harrison                      46          Vice Chairman, President                 May 1988
                                                 and Director

Martha A. Petrey, Ph.D.              53          Executive Vice President and             May 1988
                                                 Director

Thomas B. Clark                      54          Director                                 September 1994

Joseph A. Fernandez, Ed.D.(1)        60          Director                                 September 1994

David L. Warnock(1)                  38          Director                                 September 1994

- ------------------------------------

(1)      Pursuant to an agreement dated September 20, 1993 between the Company,
         T. Rowe Price Strategic Partners Fund II, L.P. ("T. Rowe Price"), Ms. Harrison and Dr. Petrey, such persons have agreed to vote their shares in accordance with the pro rata ownership of T. Rowe Price so that T. Rowe Price has representation on the Board of Directors approximately equal to its percentage ownership in the Company. See "Executive Compensation - Certain Transactions." Mr. Warnock and Dr. Fernandez are the designated representatives of T. Rowe Price.

         Mr. Ballard has served as Chief Executive Officer of the Company since March 1993, as a director since May 1993, and as Chairman of the Board since September 1994. Mr. Ballard also served as President of the Company from March 1993 to February 1996. From May 1992 through March 1993, Mr. Ballard served as Vice President of Cumberland Health Systems, Inc., in connection with its proposed merger with the Company. From June 1990 through May 1992, Mr. Ballard served as Vice President - Finance and Treasurer of the Company. Prior to such time, Mr. Ballard served as President of Paladin Capital, Inc. from March 1988 through May 1990, and as President of Major Safe Co., Inc. from 1973 through 1987.

         Ms. Harrison has served as Vice Chairman of the Company since May 1990, as President since February 1996 and as a director of the Company since May 1988. From March 1988 through September 1994, Ms. Harrison served as an Executive Vice President of the Company. Ms. Harrison founded a group of corporations collectively known as Advocate Schools ("Advocate Schools") in 1977, and served as an executive officer and a director of those corporations until their acquisition by the Company in March 1988 and February 1990. Ms. Harrison also currently serves as a consultant to the California State Department of Education and has had numerous state and county appointments.


         Dr. Petrey has served as Executive Vice President of the Company since March 1988 and as a director since May 1988. Dr. Petrey served as an executive officer and a director of Advocate Schools from 1980 until their acquisition by the Company in March 1988 and February 1990. Dr. Petrey holds a Ph.D. in clinical psychology from the University of South Carolina and is a licensed clinical psychologist with experience in both public and private practice.

         Mr. Clark is an attorney-at-law in private practice. From January 1994 until October 1994, he served as Executive Vice President-Administration and General Counsel of Genesco, Inc., a footwear and apparel manufacturer and retailer headquartered in Nashville, Tennessee. Prior to assuming that position, Mr. Clark served as a partner in the law firm of Boult, Cummings, Conners & Berry in Nashville, Tennessee from 1987 to 1994.

         Dr. Fernandez is President of Joseph A. Fernandez & Associates, Inc., an education consulting firm. From June 1993 until June 1996, Dr. Fernandez served as President and Chief Executive Officer of School Improvement Services, Inc., a Winter Park, Florida organization which provides consulting services related to school improvement at the state, district or school level. Prior to assuming such position in 1993, Dr. Fernandez served as Chancellor of the New York City Public Schools from 1990 to 1993 and as Superintendent of the Dade County Public Schools in Miami, Florida from 1987 to 1990. Dr. Fernandez received his Doctor of Education from Nova University in 1985.

         Mr. Warnock is a partner at Cahill, Warnock & Company, an investment management company, as well as a consultant to the Advisory Committee of T. Rowe Price, a principal shareholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management - Certain Beneficial Owners" and "Executive Compensation - Certain Transactions." Until July 1995, Mr. Warnock served as President of T. Rowe Price Strategic Partners II, L.P., the general partner of T. Rowe Price, and as a Vice President of T. Rowe Price
Associates, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Compensation Committee (the "Compensation Committee") is currently composed of Messrs. Clark and Warnock and Dr. Fernandez. The Compensation Committee, which met three times during the fiscal year ended March 31, 1996, is responsible for review and approval of the Company's executive compensation policies and administers the Company's stock incentive plans. See "Executive Compensation - Compensation Committee Report."

         The Company's Audit Committee (the "Audit Committee") is currently composed of Messrs. Clark and Warnock and Dr. Fernandez. The Audit Committee, which met twice during the fiscal year ended March 31, 1996, reviews the Company's internal accounting controls and systems, the results of the Company's annual audit and the Company's accounting policies and any change therein.

         The Nominating Committee, which did not formally meet during the fiscal year ended March 31, 1996, is currently composed of all the members of the Board of Directors. The primary function of the Nominating Committee is to recommend persons to be considered for election to the Board of Directors. In making such recommendation, the Nominating Committee will consider nominations submitted by shareholders to the Secretary of the Company prior to the deadline for shareholder proposals as further described under "Proposals of Shareholders" below.

         During the fiscal year ended March 31, 1996, the Company's Board of Directors met five times. Every incumbent director attended at least seventy-five percent (75%) of the combined total meetings of the Board of Directors and committees of the Board of Directors on which the director served at any time during the year.

DIRECTOR COMPENSATION

         The Company's directors receive an annual retainer of $4,000 and reimbursement for expenses. In addition, the Company has adopted the 1989 Stock Option Plan for Non-Employee Directors, as amended, pursuant to which each non-employee director of the Company receives an automatic annual stock option grant to purchase 3,750 shares of Common Stock with an exercise price per share equal to the fair market value of the Common Stock on the date of grant. The Board of Directors may, in the future, adjust the compensation of directors as it deems advisable and consistent with the best interests of the Company and its shareholders and the financial abilities of the Company.

                               EXECUTIVE OFFICERS

         The following are the current executive officers of the Company.

               NAME                      Age                       Position(s) with Company
- -----------------------------------     -----        -------------------------------------------------
William J Ballard                        54          Chairman, Chief Executive Officer and Director

Amy S. Harrison                          46          Vice Chairman, President and Director

Martha A. Petrey, Ph.D.                  53          Executive Vice President and Director

Stephen H. Norris                        51          Executive Vice President

Vicki M. Agee, Ph.D.                     57          Vice President

Kathryn Behm Celauro                     48          Vice President - Business Development

Mary P. Trainor                          50          Vice President

Donald B. Whitfield                      44          Vice President - Finance, Secretary and Treasurer

- -----------------------------------


         The following background information relates to those executive officers who are not also directors. For information regarding the executive officers who are also directors, see "DIRECTORS."

         Mr. Norris has served as Executive Vice President of the Company since April 1993. From June 1990 through March 1993, Mr. Norris served as President of the Company. From December 1988 to May 1990, Mr. Norris served as Executive Director of the Tennessee Business Roundtable and, from 1985 to 1988, Mr. Norris served as Commissioner of the Tennessee Department of Correction.

         Dr. Agee has served as a Vice President of the Company since September 1995. From July 1991 through September 1995, Dr. Agee served as Senior Vice President and Clinical Director for Youth Services International, Inc. Prior to July 1991, Dr. Agee served as Director of Correctional Services for New Life Youth Services, Inc. Dr. Agee holds a Ph.D. in clinical psychology from the University of Texas and is a licensed clinical psychologist.


         Ms. Celauro has served as Vice President - Business Development since November 1993. From April 1993 through October 1993, Ms. Celauro served as a Vice President of Cumberland Health Systems, Inc. From January 1987 through March 1993, Ms. Celauro served in various capacities with the Company, including Senior Vice President, Vice President and Secretary. From September 1985 to January 1987, Ms. Celauro served as Commissioner of Revenue for the State of Tennessee. Prior to that time, she served as legal counsel to the Commissioner of Finance and Administration and was an Assistant Attorney General for the State of Tennessee for four years.


         Ms. Trainor has served as a Vice President of the Company since 1989. Ms. Trainor served as Administrative Director of Advocate Schools/Group Homes from 1985 to 1988 and joined the Company as Director of Operations, Advocate Schools and Group Homes in March 1988 following the Company's acquisition of three of the four Advocate Schools corporations.

         Mr. Whitfield has served as Vice President - Finance, Secretary and Treasurer of the Company since March 1993. Mr. Whitfield has been employed by the Company since March 1988 in various capacities, including Controller, Assistant Secretary and Assistant Treasurer. Mr. Whitfield is a certified public accountant.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of the Record Date with respect to those persons known to the Company to be the beneficial owners of more than five percent (5%) of the Common Stock. Unless otherwise noted, the Company has been advised that all of the shares listed below are beneficially owned and, the sole investment and voting power is held by, the person or entity named.


                                                                Amount and Nature of
          Name and Address of Beneficial Owner                  Beneficial Ownership      Percent of Class
- ------------------------------------------------------        ------------------------   ------------------
T. Rowe Price Strategic Partners Fund II, L.P.                      1,834,280                   33.4%
100 East Pratt Street
Baltimore, MD 21202

Amy S. Harrison                                                       348,579(1)                6.3%
11980 S. Mt. Vernon
Grand Terrace, CA 92324

Martha A. Petrey, Ph.D.                                               340,246(2)                6.1%
11980 S. Mt. Vernon
Grand Terrace, CA 92324


- -------------------------------

(1) Includes 44,000 stock options granted to Ms. Harrison pursuant to the Company's 1987 Employee Stock Option Plan (the "Employee Plan"). The shares issuable to Ms. Harrison upon the exercise of these options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by her, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 35,667 stock options granted to Dr. Petrey pursuant to the Employee Plan. The shares issuable to Dr. Petrey upon the exercise of these options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by her, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information as of the Record Date with respect to the Common Stock beneficially owned by each director, each of the executive officers named in the Summary Compensation Table (collectively, the "Named Officers"), and by all directors and executive officers as a group. Unless otherwise noted, the Company has been advised that all of the shares listed below are beneficially owned and the sole investment and voting power is held by the person named.


                                            Amount and Nature of Beneficial
                  Name                                Ownership(1)                  Percent of Class
- --------------------------------------     ---------------------------------       ------------------
Amy S. Harrison(2)(3)                                    348,579                          6.3%

Martha A. Petrey, Ph.D.(2)(3)                            340,246                          6.1%

William J Ballard(2)(3)                                  115,000                          2.0%

Thomas B. Clark(2)                                         7,250(4)                         *

Joseph A. Fernandez, Ed.D.(2)                             19,336(5)                         *

David L. Warnock(2)                                        6,500(6)                         *

Stephen H. Norris(3)                                      17,767                            *

Donald B. Whitfield(3)                                    16,733


All Executive Officers and Directors as                  893,685                         15.5%
        a Group (11 persons)


- -------------------------------------
 *       Less than one percent

(1) Pursuant to rules of the Securities and Exchange Commission (the "SEC"), the shares indicated include the following shares issuable upon exercise of outstanding stock options:



                         William J. Ballard                       114,000
                         Amy S. Harrison                           44,000
                         Martha A. Petrey, Ph.D.                   35,667
                         Stephen H. Norris                         17,667
                         Donald B. Whitfield                       16,500
                         Thomas B. Clark                            6,250
                         Joseph A. Fernandez, Ed.D.                 6,250
                         David L. Warnock                           6,250

                         All Executive Officers and               262,368
                             Directors as a Group


         The shares issuable to each of these persons and to all executive officers and directors as a group upon the exercise of these options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by that person and for all executive officers and directors as a group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(2)      Director.
(3)      Named Officer.
(4) Includes 1,000 shares of Common Stock held by the spouse of Mr. Clark, of which Mr. Clark disclaims beneficial ownership.

(5) The shares indicated also include a warrant to purchase 9,616 shares of Common Stock issued to School Improvement Services, Inc., of which Dr. Fernandez is a principal shareholder and served as President and Chief Executive Officer until June 1996.

(6) Does not include 1,834,280 shares of Common Stock owned by T. Rowe Price. Mr. Warnock serves as a consultant to the Advisory Committee of
         T. Rowe Price and is the former President of T. Rowe Price Strategic Partners II, L.P., the general partner of T. Rowe Price. In such capacity, Mr. Warnock may be deemed to share voting and investment power with respect to such shares. Mr. Warnock disclaims beneficial ownership of such shares.


REPORTS OF BENEFICIAL OWNERSHIP UNDER SECTION 16(a) OF THE EXCHANGE ACT

         Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers and any person holding more than ten percent (10%) of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report any failure to file by these dates. Based solely on a review of the reports furnished to the Company and written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers and ten percent (10%) holders during the 1996 fiscal year.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company for the past three fiscal years for the Chief Executive Officer and the Company's other four most highly compensated executive officers who were serving as executive officers at March 31, 1996 (collectively, the "Named Officers"):

                                                                               Long-Term
                                        Annual Compensation                   Compensation
                             --------------------------------------   ----------------------------
                                                                                 Awards                Payouts
                                                                      ----------------------------    ---------
                                                                       Restricted        Options/        LTIP      All Other
   Name and Principal                                                    Stock             SARs        Payouts      Compen-
       Position               Year       Salary($)       Bonus ($)      Awards($)          (#)           ($)       sation($)
- ------------------------     ------     -----------     -----------   ------------      ----------    ---------   -----------
William J Ballard             1996        160,000          94,429          --             12,000         --             --
Chairman, Chief               1995        160,000          67,403          --             20,000         --             --
Executive Officer and         1994        100,000         105,007          --               --           --             --
Director

Amy S. Harrison               1996        160,000          94,429          --               12,000       --         90,000(1)
Vice Chairman,                1995        160,000          67,403          --               20,000       --             --
President and Director        1994        100,000          63,004          --               10,000       --             --

Martha A. Petrey, Ph.D.       1996        130,000          47,214          --                8,000       --         90,000(1)
Executive Vice                1995        130,000          31,294          --               13,000       --             --
President and Director        1994        100,000          52,503          --               10,000       --             --

Stephen H. Norris             1996         96,557          35,411          --                8,000       --             --
Executive Vice                1995         96,000          24,072          --               10,000       --             --
President                     1994         90,000          21,002          --               10,000       --             --

Donald B. Whitfield(2)        1996         77,083          25,181          --                4,500       --             --
Vice President -
Finance, Secretary and
Treasurer

- ------------------------------

(1)      Consists of supplemental compensation paid to Ms. Harrison and Dr.
         Petrey.
(2) Amounts for fiscal 1995 and 1994 are not reported as total salary and bonus paid to Mr. Whitfield did not exceed $100,000 for such periods.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The table below shows information concerning the grants of stock options pursuant to the Employee Plan during the fiscal year ended March 31, 1996 to the Named Officers. No Stock Appreciation Rights ("SARs") have ever been granted by the Company.

                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                 Annual Rates of Stock
                                                                                                 Price Appreciation For
                                            Individual Grants                                          Option Term
- -------------------------------------------------------------------------------------------     ------------------------
                                Number of       % of Total
                                Securities       Options/
                                Underlying         SARs
                                 Options/       Granted to       Exercise
                                   SARs          Employees        or Base
                                Granted(1)          in             Price        Expiration
       Name                         (#)         Fiscal Year        ($/Sh)          Date          5%($)          10%($)
- ------------------------       ------------    -------------    ----------     ------------     --------       ---------
William J Ballard                 12,000          15.4%             5.25         05/17/05        39,627         100,422

Amy S. Harrison                   12,000          15.4%             5.25         05/17/05        39,627         100,422

Martha A. Petrey, Ph.D.            8,000          10.3%             5.25         05/17/05        26,418          66,948

Stephen H. Norris                  8,000          10.3%             5.25         05/17/05        26,418          66,948

Donald B. Whitfield                4,500           5.8%             5.25         05/17/05        14,860          37,658

- ------------------------------------

(1) These options become exercisable over a three-year period ending May 17, 1998, with one-third of the options vesting on May 17 of each year.

AGGREGATED OPTION/SAR EXERCISES
IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The table below provides information as to the number of shares covered by both exercisable and unexercisable stock options pursuant to the Employee Plan as of March 31, 1996. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock. No options were exercised by the Named Officers during the fiscal year ended March 31, 1996.

                                                                 Number of Securities         Value of Unexercised
                                                                Underlying Unexercised           In-the Money
                                     Shares                         Options/SARs at              Options/SARs at
                                    Acquired                          Year End (#)                Year End ($)
                                       on                      ------------------------      ----------------------
                                    Exercise       Value           Exercisable (E)/             Exercisable (E)/
          Name                        (#)       Realized($)        Unexercisable (U)            Unexercisable (U)
- ------------------------           ----------  -------------   ------------------------      ----------------------
William J Ballard                     --             --               124,000 E                     1,185,000 E
                                                                        8,000 U                        44,000 U

Amy S. Harrison                       --             --                54,000 E                       339,500 E
                                                                        8,000 U                        44,000 U

Martha A. Petrey, Ph.D.               --             --                45,667 E                       279,668 E
                                                                        5,333 U                        29,332 U

Stephen H. Norris                     --             --                22,667 E                       182,168 E
                                                                        5,333 U                        29,332 U

Donald B. Whitfield                   --             --                22,375 E                       155,906 E
                                                                        3,000 U                        16,500 U

         The Company has no long-term incentive plans or defined benefit or actuarial plans covering any employees of the Company as is defined in SEC regulations.

DISCLOSURE OF COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         The Compensation Committee is composed of Messrs. Clark and Warnock and Dr. Fernandez. See "Certain Transactions."


CERTAIN TRANSACTIONS

         Amy S. Harrison and Martha A. Petrey, Ph.D. are the former shareholders of Advocate Schools and are now executive officers and directors of the Company. After acquiring Advocate Schools, the Company continued payments under several real property leases between Ms. Harrison and Dr. Petrey and Advocate Schools on real property owned by Ms. Harrison and Dr. Petrey. These leases expired during fiscal 1994. However, the Company continues to lease certain of the subject properties on a month-to-month basis under the same payment terms and conditions as in the original leases. Payments to Ms. Harrison and Dr. Petrey under these month-to-month rental arrangements during fiscal 1996 totaled $101,000.


         In September 1993, the Company received $1,500,000 from T. Rowe Price under a twelve percent (12%), one-year term loan. This loan had equity components through which T. Rowe Price received 344,401 shares of the Common Stock upon closing and a warrant to increase its ownership position to up to one-third of the total outstanding Common Stock. In July 1994, T. Rowe Price exercised its warrant, receiving 3,324,159 shares of Common Stock for a total consideration of $1,848,000. A portion of the proceeds from the warrant exercised, $500,000, was used to reduce the balance outstanding under the term loan to $1,000,000. In September 1994, T. Rowe Price renewed the $1,000,000 balance outstanding under this loan for a term of five years. During fiscal 1996, the Company made unscheduled principal payments of approximately $708,000 toward the T. Rowe Price term loan, resulting in the retirement of the remaining obligation under such loan. In connection with this loan, the Company also entered into a registration rights agreement pursuant to which T. Rowe Price has contractual rights with respect to the registration of shares of Common Stock under the Securities Act of 1933, as amended. In addition, T. Rowe Price obtained the right, for as long as T. Rowe Price owns Common Stock with voting power equal to at least 33% of the aggregate voting power of all outstanding Common Stock, to designate two representatives for nomination to the Company's Board of Directors. Mr. Warnock and Dr. Fernandez are the designated representatives of T. Rowe Price.

         In June 1996, the Company entered into a one-year agreement with Joseph A. Fernandez & Associates, Inc., of which Dr. Fernandez serves as President, for the provision of certain marketing and consulting services to the Company. Pursuant to the terms of this agreement, Joseph A. Fernandez & Associates, Inc. will be paid a monthly fee of $4,167 and will receive warrants for 20,000 shares of Common Stock for each new Company program obtained as a result of services provided under the agreement that meet specified annual operating income criteria.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee is responsible for review and approval of the Company's executive compensation policies and administers the Company's stock incentive plans. See "Meetings and Committees of the Board of Directors." The Company's executive compensation policies are designed to provide competitive levels of compensation, while integrating total compensation with Company performance. Accordingly, the Company's executive compensation program has three primary components: base salary, annual bonus and stock option awards.

         The Compensation Committee approves salary and bonus ranges. Bonus awards are tied directly to the achievement of specified operating results. The specific criteria for awarding bonuses and the amounts of such bonuses are determined by the Compensation Committee, and are based on the attainment of targeted levels of earnings. In fiscal 1996, the Company exceeded the targeted level of earnings and, consequently, the executive officers of the Company received performance bonuses which aggregated $362,763.


         The Compensation Committee believes that stock options are an excellent means for compensating employees because options tend to reward their holders for long-term market performance of the Common Stock. The Company generally grants options with exercise prices equal to the market price on the date of the grant and the options are exercisable over a ten-year period. In fiscal 1996, the Company granted an aggregate of 55,500 stock options to executive officers in recognition of their prior service to the Company and as an incentive to such officers to more closely align their interests with the Company's shareholders and promote the Company's long-term success.


         The Company's Chief Executive Officer, William J Ballard, does not have an employment agreement with the Company; however, the Company's employment relationship with Mr. Ballard is reviewed annually. The Compensation Committee believes that Mr. Ballard's base salary of $160,000 is competitive with the base salary of other chief executive officers of comparably sized companies. Mr. Ballard is also eligible for an incentive bonus based on the Company's operating performance in fiscal 1997. The specific criteria for the awarding of such bonus is approved by the Compensation Committee. The Compensation Committee believes that the compensation package offered to Mr. Ballard is appropriate in relation to compensation packages for similarly situated officers of publicly held companies, especially in light of the record financial performance of the Company in fiscal 1996.


         The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and to seek to qualify the Company's long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Because the Company is in no immediate danger of losing any deduction, the Company has not yet taken any action to qualify its stock incentive plans as performance-based compensation.


         The tables set forth under "Executive Compensation," and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Thomas B. Clark

Joseph A. Fernandez, Ed.D.

David L. Warnock

                            STOCK PERFORMANCE GRAPH

         The following graph demonstrates the cumulative total return to shareholders of the Common Stock during the previous five years in comparison to the cumulative total return on the Nasdaq Stock Market (U.S. Companies) and a select peer group of companies. The cumulative total return basis assumes reinvestment of dividends.


                            CRSP TOTAL RETURNS INDEX

                    Children's Comprehensive    Nasdaq Stock Market    NYSE/AMEX/NASDAQ Stocks
                         Services, Inc.            (US Companies)    (SIC 8200-8299 US Companies)
                    ------------------------    -------------------  ----------------------------
03/28/91                   100.0                     100.0                     100.0

03/31/92                    35.5                     127.5                     117.8

03/31/93                     8.9                     146.5                      92.8

03/31/94                    41.9                     158.1                      90.9

03/31/95                    67.7                     175.9                     108.8

03/29/96                   138.7                     238.8                     187.3


*        Peer Group index includes Companies in SIC 8200, Educational Services.
         The index was prepared by the center for Research in Securities Prices, The University of Chicago Graduate School of Business.

         PROPOSAL 2:  INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK

         On June 24, 1996, the Board of Directors approved and directed that the shareholders consider an amendment to the Company's Restated Charter to increase the number of authorized shares of Common Stock from 10,000,000 to 50,000,000 shares. The following description is qualified in its entirety to the complete text of the proposed Charter Amendment, which is set forth as Exhibit A to this Proxy Statement.


         As of the Record Date, there were 5,499,160 shares of Common Stock issued and outstanding, and an additional 924,432 shares reserved for issuance under the Company's stock option plans and an outstanding warrant. Accordingly, as of the Record Date, a balance of 3,576,408 authorized shares of Common Stock were available for future issuance. In addition, on July 18, 1996, the Company filed a registration statement with the SEC relating to the public offering by the Company (the "Offering") of up to 1,775,000 shares of Common Stock (including an option granted to the underwriters to purchase up to 225,000 additional shares to cover over-allotments, if any). If the Offering is completed (including the exercise in full by the underwriters of the over-allotment option), a balance of 1,801,408 authorized shares of Common Stock would be available for future issuance.

         The Board of Directors believes that it is in the best interest of the Company and all of its shareholders to approve the Charter Amendment because it would give the Company the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, equity financings (such as the Offering), employee benefit plans, and for other general corporate purposes. These future issuances would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining shareholder approval, except as may be required by applicable law or by the rules of any stock exchange or over-the-counter market on which the Company's securities may then be listed. For example, the Nasdaq National Market, on which the Common Stock is authorized for quotation, currently requires shareholder approval as a prerequisite to the issuance of securities in several instances, including in connection with acquisitions where the present or potential issuance of shares of Common Stock could result in an increase in the number of shares of Common Stock outstanding by twenty percent (20%) or more. Except as set forth above, the Company currently has no definitive understanding, arrangement or agreement with respect to the issuance of additional shares of Common Stock.

         The proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or private sale, merger, or similar transaction, thereby increasing the number of outstanding shares and diluting the equity interest and voting power of a party attempting to gain control of the Company. Holders of Common Stock have no preemptive rights to subscribe for any additional securities of any class that the Company may issue. The Board of Directors has no present intention, however, of issuing additional shares of Common Stock for such purposes and the Charter Amendment is not being proposed in response to any effort known by management to acquire control of the Company.

         The affirmative vote of a majority of the shares of Common Stock present and voting thereon is required to approve the Charter Amendment. If this proposal is approved by the requisite number of shareholders at the Annual Meeting, the Charter Amendment will become effective upon the filing of Articles of Amendment to the Restated Charter with the Secretary of State of the State of Tennessee, which filing is expected to take place shortly after the Annual Meeting.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

              PROPOSAL 3: RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company for the 1997 fiscal year, subject to approval by the shareholders. Ernst & Young LLP has served as the Company's independent auditors since its inception in July 1985. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions.


         The affirmative vote of a majority of the shares of Common Stock present and voting thereon is required for adoption of this proposal.


   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3.

                           PROPOSALS OF SHAREHOLDERS


         Shareholders intending to submit proposals for presentations at the fiscal 1997 Annual Meeting of Shareholders of the Company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to Donald B. Whitfield, Secretary, Children's Comprehensive Services, Inc., 805 South Church Street, Murfreesboro, Tennessee 37130. Proposals must be in writing and must be received by the Company prior to March 25, 1997. Proposals should be sent to the Company by certified mail return receipt requested.


                            METHOD OF COUNTING VOTES


         Pursuant to rules promulgated by the SEC, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "withhold authority (or abstain)" on matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Restated Charter and By-laws, an abstention or withholding of authority to vote will have no effect on the outcome of any of the matters to be submitted to the shareholders. Shares represented at the Annual Meeting by proxies containing instructions to abstain, or withholding authority to vote, will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.


         A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matters. Under Tennessee law and the Restated Charter and By-laws, broker non-votes will have no impact on any of the matters submitted to the shareholders, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum.

                                        By Order of the Board of Directors

                                        /s/ Donald B. Whitfield
                                        -----------------------
                                            Donald B. Whitfield
                                            Secretary

                                                                      EXHIBIT A

                 ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
                                       OF
                    CHILDREN'S COMPREHENSIVE SERVICES, INC.


         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its Restated Charter, as amended (the "Restated Charter"):

         1. Name of Corporation. The name of the Corporation is Children's Comprehensive Services, Inc.

         2. Section 6 of the Restated Charter is hereby deleted in its entirety and replaced with the following:

                 6. The maximum number of shares of capital stock the Corporation shall have the authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) shares are designated Common Stock, par value One One-Hundredth of a Dollar
                          ($.01) per share, and ten million (10,000,000) shares are designated Preferred Stock, par value One Dollar ($1.00) per share.

         3. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on June 24, 1996, and by the Shareholders of the Corporation on August 14, 1996.

         4. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.


Date: August __, 1996


                                      CHILDREN'S COMPREHENSIVE SERVICES, INC.


                                      By:
                                         -------------------------------------
                                             Donald B. Whitfield, Secretary

                                                                     APPENDIX A


                    CHILDREN'S COMPREHENSIVE SERVICES, INC.
      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
            SHAREHOLDERS TO BE HELD ON WEDNESDAY, AUGUST 14, 1996.


        The undersigned hereby appoints William J Ballard and Donald B. Whitfeld, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse of this proxy at the Annual Meeting of Shareholders of Children's Comprehensive Services, Inc. (the "Company"), to be held on Wednesday, August 14, 1996, at the offices of the Company at 805 South Church Street, Murfreesboro, Tennessee at 10:00 a.m., local time, and any adjournments thereof.

                                                (change of address):

                                       ----------------------------------------

                                       ----------------------------------------

                                       ----------------------------------------

       IMPORTANT: PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

[X] PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE


1.  ELECTION OF DIRECTORS

    William J Ballard, Amy S. Harrison, Martha A. Petrey, Ph.D, Thomas B. Clark, Joseph A. Fernandez, Ed.D, and David L. Warnock

    [ ] FOR all nominees listed (except as indicated to the contrary below).

    [ ] WITHHOLD AUTHORITY to vote for all nominees listed.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the nominee's name(s) on the line below.)

- ------------------------------------------------------------------------------

2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.

   [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

4. IN THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

   [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

PLEASE CHECK BOX IF YOU HAVE A CHANGE OF ADDRESS. [ ]

Your shares will be voted in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors, FOR the increase in the authorized shares of common stock, and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year.


Date:______________________________, 1996

  PLEASE SIGN HERE AND RETURN PROMPTLY


- -----------------------------------------

- -----------------------------------------
Please sign exactly as your name appears at left. If shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should show their full titles. If a corporation is shareholder, the corporate officer should sign in full corporate name and title, such as President or other officer. If a partnership or limited liability company is shareholder, please sign in such organization's name by an authorized person.